Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, $0.0001 par value per share, of NextDecade Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 16, 2023

HGC NEXT INV LLC

By: Hanwha Impact Partners Inc., managing member

By:	/s/ Seokwon Ha
Name:	Seokwon Ha
Title:	President

Hanwha Impact Partners Inc.

By:	/s/ Seokwon Ha
Name:	Seokwon Ha
Title:	President

Hanwha Impact Global Corporation

By:	/s/ Moonkee Yu
Name:	Moonkee Yu
Title:	President